FOR IMMEDIATE RELEASE	Contact: Sharon Schultz
Tel: (301) 351-0109
Email: schultzpr@mchsi.com

ISORAY, INC. REPORTS FIRST QUARTER RESULTS

CITING GROWTH IN NEW CANCER TREATMENT REVENUES

New Cancer Treatment Revenues and Launch of GliaSite Expected to Fuel Future Growth

RICHLAND, Washington (November 15, 2011) –  IsoRay, Inc. (AMEX: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for brain cancer, lung cancer, head and neck cancer and prostate cancer, announced its financial results for the quarter ended September 30, 2011.

Highlights of the quarter include treatment growth of 20% in brain cancer, head and neck cancer, and lung cancer compared to the prior year period. Sales for the quarter were slightly lower in this period due to a temporary one-month reduction of orders for prostate applications in July. The lower gross margin also reflects IsoRay’s increased isotope expense during the quarter, which occurred when the primary supplier underwent scheduled maintenance causing the Company to rely more heavily on its second source.  Additionally, during that time, the Company purchased excess isotope to provide for further research and development of IsoRay’s liquid Cesium-131 project, which will be used in the GliaSite® radiation therapy system. The Company will be able to use much of the excess isotope supply for current orders thereby allowing for reducing isotope purchases in the current quarter.

Early results for the current fiscal quarter have shown significant increases with October sales revenue increasing 14% over the  month of October 2010 with non-prostate revenue increasing approximately 132% and prostate revenues increasing approximately 7%.  Cases increased  in October by 24% with non-prostate cases increasing approximately 175%,  while prostate cases increased approximately 18% over the cases for the month of October 2010..

The Company expects its GliaSite® radiation therapy system will be authorized shortly by the state of Washington Department of Health Radiation Division. State approval is the final step needed prior to taking GliaSite® orders, allowing the Company to respond to current market needs and product interest. IsoRay recently announced that it has entered into an international distribution agreement with Karlheinz Goehl-Medizintechnik Goehl for distribution of GliaSite® in a number of European markets. The GliaSite® radiation therapy system is a balloon catheter device used in the treatment of metastasized and Glioblastoma brain cancer. This innovative technology allows physicians to treat more patients than ever before with brachytherapy or internal radiation therapy. Karlheinz Goehl-Medizintechnik Goehl, located in Germany, was previously the largest international distributor of the GliaSite® radiation therapy system.

IsoRay Chairman and CEO Dwight Babcock commented, “While current economic conditions have led to a volatile marketplace, we continue to be optimistic about the growth in adoption of our growing array of new products. Physicians and institutions are reporting outstanding results in the use of our prostate and non-prostate treatments utilizing Cesium-131 seeds for brain cancer, head and neck cancer, prostate cancer and lung cancers. Given this growing acceptance and interest, we remain committed to our long term sales and market objectives, which we believe will contribute to long term growth and success."

The Company continues to invest in research and development activities to bring additional treatments to market utilizing its existing technology.  The Company's continued investment in studies focusing on Cesium-131's efficacy for various cancers located throughout the body is expected to have a direct impact on the growth of a growing array of non-prostate treatments. In addition, the Company has established a sales organization that it believes is appropriate given the current condition of the market and its products.  The adjustment in the composition of the sales organization in the last twelve months has created savings in sales and marketing, while meeting the needs of the Company and their customers.

IsoRay, Inc. and Subsidiaries Consolidated Statements of Operations

	Three months ended September 30,
	2011	2010

Product sales	$1,213,417	$1,327,127
Cost of product sales	1,147,075	1,111,527

Gross income	66,342	215,600

Operating expenses:
Research and development expenses	251,314	114,522
Research and development reimbursement	(50,000)	-
Sales and marketing expenses	314,418	373,425
General and administrative expenses	652,927	596,133

Total operating expenses	1,168,659	1,084,080

Operating loss	(1,102,317)	(868,480)

Non-operating income (expense):
Interest income	187	1,061
Financing and interest expense	(94)	(4,463)

Non-operating income (expense), net	93	(3,402)

Net loss	(1,102,224)	(871,882)
Preferred stock dividends	(2,658)	(2,658)

Net loss applicable to common shareholders	$(1,104,882)	$(874,540)

Basic and diluted loss per share	$(0.04)	$(0.04)

Weighted average shares used in computing net loss per share:
Basic and diluted	26,487,140	23,048,754

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About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the exclusive producer of Cesium-131 internal radiation therapy, which is expanding brachytherapy options throughout the body.  Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, whether revenue and other financial metrics will improve in future periods, whether IsoRay will be able to continue to expand its base beyond prostate cancer, whether IsoRay will be able to generate sales of Gliasite in the U.S. and in Europe, the advantages of the Gliasite delivery system, whether additional studies will be published with favorable outcomes from treatment with Cesium-131, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products, IsoRay's ability to reduce or maintain expenses while increasing sales, whether later studies and protocols support the findings of the initial studies, success of future research and development activities, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer, IsoRay's ability to successfully manufacture, market and sell its products, whether IsoRay will receive all required state and foreign regulatory approvals for the Gliasite delivery system,  IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC.